Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-146425 and No. 333-153348 on Forms S-8 of our report dated March 18, 2008 (December 19, 2008 as to Note 18 and Financial Statement Schedule III), relating to the consolidated financial statements and financial statement schedules of Flagstone Reinsurance Holdings Limited and subsidiaries for the year ended December 31, 2007 appearing in this Current Report on Form 8-K of Flagstone Reinsurance Holdings Limited and subsidiaries dated December 19, 2008.

/s/ Deloitte & Touche
Hamilton, Bermuda
December 19, 2008